September 18, 2007

Mr. Peter Schloss
C2130 No. 4 Yuyang Road
Hou Sha Yu Town
Shunyi District
Beijing, China 101302

Dear Mr. Schloss:

I am pleased to offer employment to you with BroadWebAsia, Inc. (the "Company"). The terms of your employment with the Company are described below. Please review and acknowledge your acceptance of the terms of employment by signing and returning this letter to James Iacabucci at our office by no later than 5:00PM (PST), September 24, 2007. Please retain a copy of the signed letter for your personal files.

TITLE: Chief Financial and Legal Officer – duties as assigned.

COMPENSATION: You will receive a base salary of $183,000 per year, with the first three months paid in advance by October 1, 2007 to your bank account at the Bank of East Asia in Hong Kong, the details of which are attached hereto as Schedule 1. In addition, you will receive, annually, a $10,000 home leave allowance, a $20,000 automobile allowance, a $45,000 tuition allowance and a $72,000 housing allowance. These allowances will be paid to you on a monthly basis with the first three months being paid in advance by October 1, 2007 to your bank account at the Bank of East Asia in Hong Kong, the details of which are attached hereto as Schedule 1.

Commencing January 1, 2008, the Company shall make payments to you of your base salary and all allowances on a monthly basis in arrears, no later than the 28th day of each month during the term to such bank account as you designate.

You are also eligible to participate in the Company's executive bonus program pursuant to which bonuses are granted at the sole discretion of the Company's board of directors, or, if applicable, a compensation committee established by the board of directors. Bonuses are not earned until the date they are paid and you must be an employee of the Company on the day bonuses are issued to receive any bonus. You will also receive annual tax equalization payments, with the intent being that the Company will pay on your

behalf any personal income taxes for which you are required to pay in China less the personal income tax you would be required to pay if you (1) were residing in Hong Kong, (2) you were receiving the compensation provided herein, and (3) your compensation was subject to Hong Kong personal income tax. This tax equalization payment is anticipated to be equal to an estimated $50,000 per year, although the exact amount may be more or may be less in any given taxable year during the term hereunder. The Company will work with you to minimize taxes payable by you during the term of your employment and will set out in greater detail in your employment agreement which of your allowances will be paid (1) directly by the Company, (2) which portion of your allowances and/or base salary will be paid to you in China or outside of China, and (3) which portion of your allowances and/or base salary will be paid to you in Renminbi and/or U.S. Dollars. While all U.S. personal income taxes are your responsibility, the Company will not withhold any federal or state taxes from the payments it makes to you hereunder, including social security taxes. The Company shall also set out in your employment agreement a mechanism by which your total compensation will be adjusted on a regular basis to address any appreciation in the Renminbi which may occur during the term of your employment.

EQUITY PARTICIPATION: The Company will grant to you incentive stock options for the purchase of such number of shares of common stock equal to 3% of the Company's outstanding common stock. The option's exercise price will be equal to the fair market value of the Company's common stock on the date of grant. The options shall vest with respect to 25% of the total number of shares granted to you one year from the Start Date, and shall thereafter vest in equal monthly installments over the following three-year period. Exercise of the options may be made on a cashless exercise basis at your sole discretion.

WORK HOURS: You will work for the Company on a full-time basis and devote all of your business time to the Company's needs and affairs.

START DATE: October 1, 2007.

BENEFITS: During the term of your employment, you shall receive twenty five (25) business days of paid vacation each year and sick leave, life insurance, major medical and hospitalization insurance and other

benefits which are normally found it employment agreements of this nature. The Company's policy does not provide for carryover of sick days and limits the maximum number of vacation days that may accrue and be carried over to subsequent years.

CONFIDENTIAL INFORMATION AND BUSINESS CONDUCT:

In connection with your employment, you shall enter into a Confidentiality and Inventions Agreement. While employed and for the six (6) month period following the date of termination of your employment, you may not in any way, directly or indirectly, on your own behalf or on behalf of any other person, partnership, firm, company, corporation or other entity, divert, take away, or attempt to take away or divert from the Company any person, partnership, firm, company, corporation or other entity (or their business or patronage) that is as of the termination of your employment a customer or business partner of the Company or has been a customer or business partner of the Company or any affiliated companies within one (1) year prior to the termination of your employment.

EMPLOYMENT:

The initial term of employment under your employment agreement shall commence on the Start Date and shall continue until the first anniversary of the Start Date. Following the first anniversary of the Start Date your employment will be "at will" which means that the Company may terminate your employment other than for cause at any time upon notice to you. It is agreed that the Company will give you three (3) months notice in writing or payment of three (3) months of your base salary plus allowances in lieu thereof to terminate your employment after the first anniversary of the Start Date. During the initial term of your employment, your employment may only be terminated by the Company for cause.

This "at will" relationship can only be changed by an agreement in writing signed by the CEO of the Company.

GOVERNING LAW:

Any controversy or conflict concerning your employment with the Company shall be governed by and construed and interpreted in accordance with the laws of the state of California, without regard to the conflicts of laws principles thereof.